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                                                                    EXHIBIT 23.2




                        Consent of Independent Auditors


     We consent to the reference to our firm under the caption "Experts" and the caption "Selected Historical Financial Information-Paracelsus Hospitals" and to the use of our reports dated November 12, 1999 and December 8, 1999 with respect to Paracelsus Utah Facilities (Subsidiaries of Paracelsus Healthcare Corporation) and IASIS Healthcare Corporation, respectively, in the Registration Statement (Form S-4) and related Prospectus of IASIS Healthcare Corporation for the registration of $230 million of 13% Senior Subordinated Notes.



/s/ Ernst & Young LLP

Nashville, Tennessee
January 12, 2000